Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "AKEENA SOLAR, INC.", CHANGING ITS NAME FROM "AKEENA SOLAR, INC." TO "WESTINGHOUSE SOLAR, INC.", FILED IN THIS OFFICE ON THE SIXTH DAY OF APRIL, A.D. 2011, AT 5:30 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

SECRETARY OF STATE · DELAWARE · 1776 · 1976

Jeffrey W. Bullock, Secretary of State

4195710 8100

AUTHENTICATION: 8680521

110387237

DATE: 04-08-11

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:41 PM 04/06/2011
FILED 05:30 PM 04/06/2011
SRV 110387237 - 4195710 FILE

CERTIFICATE OF AMENDMENT
OF THE CERTIFICATE OF INCORPORATION OF
AKEENA SOLAR, INC.

Akeena Solar, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

1. Article FIRST of the Corporation's Certificate of Incorporation is hereby amended and restated in its entirety to read in full as provided in the following indented sentence:

> "FIRST: The name of this Corporation is Westinghouse Solar, Inc."

2. Article FOURTH of the Corporation's Certificate of Incorporation is hereby amended and restated in its entirety to read in full as provided in the following indented paragraphs:

> "FOURTH: A. Classes and Numbers of Shares. The total number of shares of stock that the Corporation shall have authority to issue is one hundred and one million (101,000,000). The Classes and aggregate number of shares of each class which the Corporation shall have authority to issue are as follows:
>
> 1. One hundred million (100,000,000) shares of Common Stock, par value $0.001 per share (the "Common Stock"); and
>
> 2. One million (1,000,000) shares of Preferred Stock, par value $0.001 per share (the "Preferred Stock").
>
> B. Blank Check Powers. The Corporation may issue any class of the Preferred Stock in any series. The Board of Directors shall have authority to establish and designate series, and to fix the number of shares included in each such series and the variations in the relative rights, preferences and limitations as between series, provided that, if the stated dividends and amounts payable on liquidation are not paid in full, the shares of all series of the same class shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full. Shares of each such series when issued shall be designated to distinguish the shares of each series from shares of all other series.
>
> Effective at 12:01 a.m. Eastern Time on April 14, 2011, (the "Effective Time"), each four (4) shares of the Corporation's Common Stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time (the "Old Common Stock"), will automatically and without any action on the part of the respective holders thereof be combined, reclassified and changed into one (1) share of Common Stock, par value $0.001 per share, of the Corporation (the "New Common Stock"). Notwithstanding the immediately preceding sentence, in lieu of any fractional interests in shares of New Common Stock to which any stockholder would otherwise

be entitled pursuant hereto (taking into account all shares of capital stock owned by such stockholder), such stockholder shall be entitled to receive a cash payment equal to the fraction to which such holder would otherwise be entitled multiplied by the closing price of a share of New Common Stock on the Nasdaq Stock Market immediately following the Effective Time. The combination and conversion of the Old Common Stock shall be referred to as the "Reverse Stock Split."

The Corporation shall not be obligated to issue certificates evidencing the shares of New Common Stock outstanding as a result of the Reverse Stock Split unless and until the certificates evidencing the shares held by a holder prior to the Reverse Stock Split are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any fractional shares of New Common Stock as set forth above), provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled as set forth above."

3. The foregoing amendments to the Corporation's Certificate of Incorporation have been duly adopted by the Corporation's Board of Directors and stockholders in accordance with the provisions of Sections 141, 211, 222 and 242 of the General Corporation Law of the State of Delaware.

4. Except as otherwise expressly provided above, the foregoing amendments to the Corporation's Certificate of Incorporation shall be effective on and as of the date of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment has been executed on behalf of the Corporation by its Chief Financial Officer this day, April 5, 2011.

AKEENA SOLAR, INC.

By: Margaret Randazzo

Margaret Randazzo, Chief Financial Officer